SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    X
Filed by a Party other than the Registrant

Check the appropriate box:

X Preliminary Proxy Statement	Confidential, for Use of the Com- mission Only (as permitted by Rule 14a-6(e) (2))
X Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Under Rule 14a-12

THE DAVEY TREE EXPERT COMPANY
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE DAVEY TREE EXPERT COMPANY

NOTICE OF

2004 ANNUAL MEETING

AND

PROXY STATEMENT

R. Douglas Cowan
Chairman of the Board and
     Chief Executive Officer

Karl J. Warnke
President and
     Chief Operating Officer

April 19, 2004

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Sheraton Suites, Cuyahoga Falls, Ohio at 5:00 p.m. on Tuesday, May 18, 2004. We hope you will be able to attend.

The Notice of Annual Meeting of Shareholders and the Proxy Statement, which are included in this booklet, describe the matters to be acted upon at the meeting. Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to mark your choices on the enclosed proxy card and sign and return it in the envelope provided. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote by ballot.

We look forward to seeing you at the meeting.

Sincerely,

R. Douglas Cowan                            Karl J. Warnke
Chairman of the Board and                President and
Chief Executive Officer                      Chief Operating Officer

THE DAVEY TREE EXPERT COMPANY

 NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

The Annual Meeting of Shareholders of The Davey Tree Expert Company will be held at the Sheraton Suites, Cuyahoga Falls, Ohio, at 5:00 p.m. on Tuesday, May 18, 2004. The purpose of the meeting is:

     1.     To elect directors to the class whose term expires in 2007.

     2.     To approve the 2004 Omnibus Stock Plan.

     3.     To hear reports and to transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on April 3, 2004, are entitled to notice of and to vote at the meeting.

                                                          For the Board of Directors,

                                                          David E. Adante
                                                          Secretary

April 19, 2004

THE DAVEY TREE EXPERT COMPANY

PROXY STATEMENT

The Board of Directors of The Davey Tree Expert Company requests your proxy for use at the Annual Meeting of Shareholders to be held on May 18, 2004, and at any adjournments of that meeting. This Proxy Statement is to inform you about the matters to be acted upon at the meeting.

If you attend the meeting, you can vote your shares by ballot. If you do not attend, your shares can still be voted at the meeting if you sign and return the enclosed proxy card. Shares represented by a properly signed card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted to elect as directors the nominees listed on page four and to approve the 2004 Omnibus Stock Plan described on page 18. You may revoke your proxy before it is voted by submitting another proxy card with a later date or by giving notice to the Company in writing or orally at the meeting.

This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about April 19, 2004. The Company's executive offices are located at 1500 North Mantua Street, Kent, Ohio 44240. Its telephone number is (330) 673-9511.

ELECTION OF DIRECTORS

The Company's Board of Directors is now composed of ten directors, four directors in the class whose terms expire in 2004, three directors in the class whose terms expire in 2005 and three directors in the class whose terms expire in 2006. Provided the shareholders vote to elect the directors nominated in this proxy, two vacancies, as described below, will exist on the Board of Directors after the 2004 Annual Meeting of Shareholders. Each of the directors serves for a term of three years and until a successor is elected.

Nominees for election as directors for the term expiring in 2007, as well as present directors, whose term will continue after the meeting, appear below. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE NOMINEES LISTED.

After many years of distinguished service, Mr. James H. Miller is retiring from the Board of Directors following the 2004 Annual Meeting.  No nominee has been identified to fill the position vacated by Mr. Miller.

Nominees for Directors Whose Terms Expire in 2007

R. Cary Blair, age 64, has been a director of the Company since 1989. He was Chairman and Chief Executive Officer of the Westfield Companies, a regional property, casualty, and life insurance company headquartered in Westfield, Ohio, since before 1996 and until his retirement in 2003. He has been a director of the Westfield Companies since 1984 and is a director of Bristol West Holdings, a provider of nonstandard auto insurance. He is also a director of First Merit Corporation, a financial institution headquartered in Akron, Ohio.

Douglas K. Hall, age 52, has been a director of the Company since 1998. He has been President, Chief Executive Officer and Chairman of Earth Satellite Corporation, a provider of remote sensing utilizing geographic information systems (GIS) since 1999. Prior to joining Earth Satellite, he was Vice President and Chief Operations Officer of The Nature Conservancy, an international conservation organization with 900,000 members from 1996 to 1999. From 1993 to 1996, he served as Assistant Secretary for Oceans and Atmosphere and Deputy Administrator of the National Oceanic and Atmospheric Administration (NOAA) in the U.S. Department of Commerce.

Provided the shareholders elect the nominees identified in this proxy, there will be two vacancies on the Board of Directors in the class whose terms expire in 2007.

Present Directors Whose Terms Expire in 2005

Dr. Carol A. Cartwright, age 62, has been the President of Kent State University since 1991.  Previously, she was Vice Chancellor for Academic Affairs at the University of California at Davis and Dean for Undergraduate Programs and Vice Provost at The Pennsylvania State University. Dr. Cartwright serves on the board of directors of KeyCorp, a financial institution, PolyOne Corporation, a provider of polymer products, and FirstEnergy Corp., an electric utility.  She also serves on the board of directors of the National Collegiate Athletic Association, the Board of Trustees of the Woodrow Wilson International Center for Scholars, the Knight Commission on Intercollegiate Athletics, the National Public Radio Board, and the First Ladies Library in Washington, D.C.

R. Douglas Cowan, age 63, has been a director of the Company since 1982, Chairman of the Board since 1997, and Chief Executive Officer since 1988, and was President for more than five years until 1999 when his successor was elected. Mr. Cowan is a member of the Board of Trustees of Kent State Uni-

versity, appointed by Governor Bob Taft in 1997.  He is also a director of The J.M. Smucker Co., a manufacturer and marketer of food products, and is Vice Chairman of the Kent State University Board of Trustees.

Russell R. Gifford, age 64, has been a director of the Company since 1997. He has been a Consultant with The Gifford Group since 2001 and was President of Consolidated Natural Gas System, an unregulated marketing arm of CNG Energy Services Corporation, from 1994 to his retirement in 1997. Mr. Gifford is a director of Applied Industrial Technologies, Inc., a parts and service distribution company.

Present Directors Whose Terms Expire in 2006

Willard R. Holland, age 68, has been a director of the Company since 2000.  He was Chairman of the Board and Chief Executive Officer of FirstEnergy Corporation, an electric utility, since 1997 and until his retirement in 1999.  He was also Chairman of the Board and Chief Executive Officer of Pennsylvania Power, an electric utility, since 1993 and until his retirement as Chief Executive Officer in 1999 and as Chairman in 2000.  Prior to that, he was Chief Executive Officer of Ohio Edison, one of the predecessors of FirstEnergy Corporation, from 1993 to 1997 and Chairman of Ohio Edison from 1996 to 1997.  He is a director of A. Schulman, Inc., a supplier of fabricated plastics to manufacturers.

Robert A. Stefanko, age 61, has been a director of the Company since 2003. He has been a member of A. Schulman, Inc.'s Board of Directors since 1980 and Chairman of the Board since 1991. He joined Schulman, a supplier of fabricated plastics to manufacturers, in 1972 and has been the Company's Executive Vice President-Finance & Administration since before 1997. Mr. Stefanko serves on the boards of Akron General Medical Center and Leadership Akron.  He also served on the board of the Akron Community Foundation, United Way of Summit County, Akron General Development Foundation and is a director on the Advisory Boards of KeyBank-Akron and Factory Mutual Insurance.

Karl J. Warnke, age 52, has been a director of the Company since 2000.  He has been President and Chief Operating Officer of the Company since 1999.  Prior to that, Mr. Warnke was Executive Vice President of the Company since 1993 and was Vice President and General Manager, Utility Services, since 1988.

Director Interlocks

Mr. Blair is a director of FirstMerit Corporation and Dr. Cartwright is a director of KeyCorp. Both financial institutions are creditors of the Company through a multiple financial institution credit agreement as described in the notes to the Company's 2003 financial statements.

Committees of the Board of Directors; Shareholder
Nominations; Attendance

The present members of the Compensation Committee are Messrs. Blair (Chairman), Gifford, Hall, Holland and Stefanko. The Compensation Committee, which must be composed entirely of outside directors, recommends to the Board of Directors the salaries and other compensation of executive officers of the Company and supervises the administration of the Company's benefits programs. The Compensation Committee met five times in 2003.

The present members of the Audit Committee are Dr. Cartwright and Messrs. Gifford (Chairman), Hall, Miller and Stefanko. The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the integrity of the Company's financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company's internal and independent auditors; the independent auditors qualifications and independence; and the Company's compliance with ethics policies and legal and regulatory requirements.  The members of the Committee are outside directors who meet the independence requirements of the New York Stock Exchange and the independence requirements of the Sarbanes-Oxley Act of 2002. The Board has determined that Robert A. Stefanko qualifies as the audit committee financial expert pursuant to the SEC's rules. The Audit Committee met two times in 2003. In addition, on behalf of the entire Committee, the Chairman met with management and the independent auditors five times during 2003.

The present members of the Corporate Governance Committee are Dr. Cartwright and Messrs. Blair, Cowan, Holland (Chairman), Miller and Warnke. Dr. Cartwright and Messrs. Blair, Holland and Miller are outside directors who meet the New York Stock Exchange independence standards. The Corporate Governance Committee screens and nominates candidates for election as directors and recommends committee members for appointment by the Board of Directors. The Committee will consider nominees for the Board of Directors recommended by shareholders. A shareholder may nominate one or more candidates for election as director by, not less than 30 days prior to the meeting at which the directors are to be elected, notifying the secretary of the Company of his or her intention to make the nomination.  The shareholder must provide the Company with all of the information about each of the candidates so nominated as would be required under the rules of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the inclusion in the proxy statement. The Committee will conduct annual performance evaluations of the committees of the Board. The Committee (formerly the Nominating Committee) met two times in 2003.

The Board should represent a broad spectrum of individuals with experience who are able to contribute to the success of the Company.  To that end, the Board should seek candidates having, among other things, senior operating experience with service corporations or other organizations and a broad understanding of and direct experience in corporate business and service delivery. Consideration of potential new members should include the issues of independence, diversity, and skills necessary to the perceived needs of the Board at a particular time.

As of March 11, 2003, the Finance Committee's activities, which included reviews of the Company's annual business plan as developed by management and reviews of longer-term financial issues affecting the Company's ownership structure, financial condition and business plans have been absorbed by the Board of Directors.

The Board held five meetings in 2003.  All incumbent directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served, except that Mr. Gifford attended three of five compensation committee meetings in 2003.  The Company encourages its Directors to attend the Annual Meeting of Shareholders.

The Charters of the Compensation, Audit and Corporate Governance Committees are attached to this Proxy Statement as appendices.

Compensation of Directors

The Company pays directors who are not executive officers of the Company a fee of $12,000 per year plus $1,000 for the first and $500 for each additional Board or Committee meeting attended on the same day, plus reasonably incurred travel and lodging expenses. Committee chairs receive an additional retainer of $2,500 per year except for the Chairman of the Audit Committee, who receives an additional retainer of $5,000 per year. A nonemployee Chairman of the Board receives an additional $5,000 retainer per year. Directors receive a fee of $500 for each teleconference meeting or written consent related to considering the authorization or taking of an action without a meeting. Directors may defer all or part of their fees in cash or stock equivalent units until their retirement as directors.

In addition, inside directors may not serve on the Compensation or Audit Committee.  Outside directors generally serve on at least two committees.

Ownership of Common Shares

The following table shows, as of April 3, 2004, the number and percent of common shares of the Company beneficially owned by each nominee, director, the officers listed in the Summary Compensation Table, and all directors and officers as a group:

Name	Number of Shares(1)(2)	Percent(2)(3)

R. Douglas Cowan	344,081	3.95%
Karl J. Warnke	228,003	2.62%
R. Cary Blair	14,000	0.16%
Dr. Carol A. Cartwright	4,500	0.05%
Russell R. Gifford	12,200	0.14%
Douglas K. Hall	10,000	0.12%
Willard R. Holland	8,000	0.09%
James H. Miller	42,000	0.49%
Robert A. Stefanko	4,300	0.05%

David E. Adante	217,876	2.51%
Howard D. Bowles	187,038	2.15%
C. Kenneth Celmer	168,602	1.94%
21 directors and officers as a group, including those listed above	1,981,066	22.81%

(1)    Other than as described below, beneficial ownership of the common shares listed in the tables is comprised of sole voting and investment power, or voting and investment power, shared with a spouse.

         Includes shares allocated to individual accounts under the Company's 401KSOP and ESOP Plan (the
         "KSOP") with respect to which the following executive officers have only sole voting power as follows:
         R. Douglas Cowan, 49,112 shares; Karl J. Warnke, 20,357 shares; David E. Adante, 25,420 shares; C.
         Kenneth Celmer, 39,235 shares; Howard D. Bowles, 29,705 shares; and 320,157 shares by all officers as a group.

(2)    These include the right to purchase on or before June 2, 2004, upon the exercise of outstanding stock options, 56,000 common shares by Mr. Cowan, 40,000 common shares by Mr. Warnke, 40,000 common shares by Mr. Adante, 28,000 common shares by Mr. Celmer, 28,000 common shares by Mr.
         Bowles, and 325,000 common shares by all directors and officers as a group.

(3)    Percentage calculation based on total shares outstanding plus the options exercisable by the respective individual on or before June 2, 2004, in accordance with Rule 13d-3(d) of the Securities Exchange Act of
        1934.

To the Company's knowledge, as of April 3, 2004, no person or entity was an owner, beneficial or otherwise, of more than five percent of the outstanding common shares of the Company. Reliance Trust Co., trustee of the KSOP, 3384 Peachtree Road NE, Suite 900, Atlanta, Georgia  30326, had, as of April 3, 2004, certain trustee imposed rights and duties with respect to common shares held by it. The number of common shares held in the KSOP as of April 3, 2004, was 2,761,962 or 31.92% of the common shares outstanding of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and persons who own more than ten percent of the Company's Common Shares to file reports of ownership and changes in ownership of the Company's Common Shares held by them with the Securities and Exchange Commission. Currently, the Company files these reports on behalf of the directors and executive officers.  Based on its review of these reports, the Company believes that, during the year ended December 31, 2003, all reports were filed on a timely basis.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the cash compensation of the five highest paid executive officers of the Company whose aggregate cash compensation exceeded $100,000.

Summary Compensation Table

Annual Compensation
Name and Principal Position	Year	Salary	Bonus(1)	All Other Annual Compensation(2)

R. Douglas Cowan Chairman and Chief Executive Officer	2003 2002 2001	$ 367,308 345,385 321,540	$ 126,550 80,000 190,450	$ 2,500 3,000 1,647

Karl J. Warnke President and Chief Operating Officer	2003 2002 2001	291,692 278,308 248,845	99,900 70,000 153,500	2,500 3,000 1,921

David E. Adante Executive Vice President, Chief Financial Officer and Secretary	2003 2002 2001	210,923 201,231 188,000	65,000 50,500 99,750	2,500 3,000 2,415

C. Kenneth Celmer Senior Vice President and General Manager, Residential and Commercial Services	2003 2002 2001	183,538 175,539 161,925	75,100 63,150 103,950	2,500 3,000 1,600

Howard D. Bowles Senior Vice President and General Manager, Davey Tree Surgery Company	2003 2002 2001	175,692 167,692 155,770	99,700 40,150 101,100	0 66 1,855

____________

(1)     Includes payments made in Davey Common Stock at the year-end price of $15.70 per share as follows:  R. Douglas
         Cowan, $10,158; Karl J. Warnke, $7,489; David E. Adante, $4,004; C. Kenneth Celmer, $5,008; Howard D. Bowles,
         $7,473.

(2)     All other compensation represents amounts allocated to the participant accounts for each of the officers under the terms of the Company's 401KSOP and ESOP.

Option Grants in Last Fiscal Year

	Options	% of Total Options Granted to Employees	Exercise or Base Price per Share	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)(5)
Name	Granted(#)(1)	in Fiscal Year	($/Sh)(2)	Date(3)	5%	10%

R. Douglas Cowan	35,000	7%	$13.50	12-05-2013	$ 297,153	$ 753,043
Karl J. Warnke	30,000	6%	$13.50	12-05-2013	$ 254,702	$ 645,466
David E. Adante	25,000	5%	$13.50	12-05-2013	$ 212,252	$ 537,888
C. Kenneth Celmer	20,000	4%	$13.50	12-05-2013	$ 169,802	$ 430,310
Howard D. Bowles	20,000	4%	$13.50	12-05-2013	$ 169,802	$ 430,310

(1)     All options granted in 2003 are exercisable in cumulative installments commencing on December 5,
          2004 at the rate of 20% per year.  The options will be fully exercisable on December 5, 2008.  The right to exercise these options expires three months after retirement or termination due to disability or death.  Termination for any other reason cancels the right to exercise these options as of the date of termination.

(2)     All options were granted at the Fair Market Value at date of grant.

(3)     All options granted have a 10-year term.

(4)     Gains are reported net of the option exercise price.  These amounts represent certain assumed rates of appreciation only.  Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock conditions, as well as the option holders' continued
          employment.  The amounts reflected in this table may not be achieved.

(5)     The potential realizable gain for all shareholders of the Company during the term of the options shown in this table, at the assumed rates of stock price appreciation of 5% and 10%, would be
          $65,933,373 and $167,088,112, respectively.  These shareholder gain amounts are based on the $13.50 exercise price applicable to options granted to executive officers and on the 7,765,933 Common Shares that were outstanding on the December 5, 2003 grant date.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year End Option Values

Name	Shares Acquired On Exercise (#)(3)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options Held at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End $(1)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
R. Douglas Cowan	48,000	$ 316,200	56,000	35,000	$ 436,800	$ 77,000
Karl J. Warnke	21,245	139,951	40,000	30,000	312,000	66,000
David E. Adante	36,000	237,150	40,000	25,000	312,000	55,000
C. Kenneth Celmer	20,000	131,750	28,000	20,000	218,400	44,000
Howard D. Bowles	24,000	158,100	28,000	20,000	218,400	44,000

(1)     The value realized upon exercise of options is based on the difference between the option exercise price and the fair market value at the date of exercise.

(2)     The value of unexercised options is based on the year-end price of $15.70 per share.

Equity Compensation Plan Information (1)

Plan category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column 1 (3) (c)

Equity compensation plans approved by security holders	1,277,979	$ 11.16	557,500

Equity compensation plans not approved by security holders (2)	None	None	None

(1)    The equity compensation plans included in this table consist of stock options which were granted under the 1994
         Omnibus Stock Plan,  which were approved by the security holders at the Company's annual meeting in 1994.  The table also includes stock rights granted to employees under the 2002 Stock Subscription Plan, which was authorized under the 1994 Omnibus Stock Plan. All options and rights were granted at the fair market value of the stock, as determined by the independent stock valuation firm, as of the date of the grant.

(2)     No equity securities have been issued or authorized for issuance under any plan that has not been approved by the security holders of the Company.

(3)    Reflects common shares reserved under the 1994 Omnibus Stock Plan for stock option grants that have not been granted or forfeited.

Pension Plan Information

The following table shows estimated annual benefits payable under the employee retirement plan to an employee, including officers (other than to an employee who is subject to a collective bargaining agreement), retiring at age 65, and electing a life benefit without survivor options, with the years of benefit service and base compensation indicated. Such benefits are reduced to recognize in part the Company's cost of Social Security benefits related to service with the Company. The Company's plans also provide for the payment of benefits to an employee's surviving spouse or beneficiary.

Final Average Base Compensation	10 Years	15 Years	20 Years	25 Years	30 Years	35+ Years

$ 100,000	$ 4,681	$ 7,021	$ 9,362	$ 11,702	$ 14,043	$ 16,383
125,000	6,181	9,271	12,362	15,452	18,543	21,633
150,000	7,681	11,521	15,362	19,202	23,043	26,883
200,000 and up	10,681	16,021	21,362	26,702	32,043	37,383

A participant generally will be credited with a year of benefits service for each year after December 31, 1996 that the participant was eligible to participate in the pension plan. An employee's Final Average Annual Compensation is the employee's average W-2 earnings for the years participating in the plan and for the year 2003 cannot include compensation in excess of $200,000.

The credited years of service for Messrs. Cowan, Warnke, Adante, Celmer and Bowles are 18.4, 15.0, 21.0, 20.1, and 28.0, respectively.

The following graph shows the yearly change in cumulative total shareholder return on The Davey Tree Expert Company common shares as compared to the cumulative total return on the Standard & Poor's 500 Stock Index and to an index of selected peer group companies, the same group which is used by the Company's independent stock valuation firm.  The peer group consists of:  ABM Industries Incorporated; Dycom Industries, Inc.; FirstService Corporation; MasTec, Inc.; Quanta Services, Inc.; Rollins, Inc.; and, The ServiceMaster Company.

Comparison of Five-Year Cumulative Total Return

The Davey Tree Expert Company

	1998	1999	2000	2001	2002	2003
Davey	100	82	71	79	86	107
S&P 500 Index	100	121	110	97	76	97
Peer Group	100	77	84	71	56	76

REPORT OF THE COMPENSATION COMMITTEE

General

The Compensation Committee of the Board of Directors, composed entirely of nonemployee Directors, is responsible for management succession matters, for administering the Company's executive incentive and benefits programs, and for establishing salaries for executive officers. The Committee's recommendations in these matters are presented to the Board of Directors for approval. In its deliberations, the Committee periodically retains outside professionals to assess the fairness of the Company's compensation programs and meets frequently with the Chief Executive Officer of the Company to obtain management's recommendations on compensation issues.

Compensation Policies

The Committee is careful to align executive officer compensation with the interest of shareholders. The Committee has established a policy whereby a substantial portion of the compensation of executive officers, including the Chief Executive Officer, is contingent on the profitability of the Company. Approximately twenty-to-fifty percent of an executive officer's compensation is determined based on operating profit and pretax income. The fundamental theory of this policy is that the shareholders of the Company are entitled to a fair return on their investment before any incentive payments are made to executive officers. To the extent that the efforts of the executive officers result in a higher net income, the Committee believes that the officers should be rewarded. The Committee and the Board of Directors believe that this compensation policy creates a significant incentive for management of the Company, which in turn creates long-term benefits for the shareholders.

Base Salary

Base salary levels are largely determined on the basis of comparisons with similar companies of approximately the same size. The Committee periodically retains a nationally-known compensation consulting firm to conduct a compensation competitiveness study to determine the adequacy of the Company's compensation for executive officers compared to the compensation of officers in comparable companies. The study was updated in 2004 and compensation ranges are established by the Committee for each of the officers on the basis of job description and market comparisons. The Committee's general policy regarding base salary is that the Company's executive officers should be compensated near the "mid-point" of the market range established by the consultants, giving allowance to experience and provided that the Company's long-term goals are being achieved. None of the executive officers has an employment agreement with the Company.

The Committee reviews the performance of each of the officers of the Company with the Chief Executive Officer at each of its meetings and is particularly attentive to an assessment of the officers' performance against goals, demonstrated capabilities and development of subordinates. The salary adjustments for the Chief Executive Officer are determined solely by the Committee after an evaluation of the same criteria used for other executive officers. The officers of the Company are generally on a 12-15 month salary adjustment cycle.

Incentive Compensation

In 2002, the Board of Directors adopted a Management Incentive Plan based on achieving a consolidated operating profit target.  This operating profit target will be established each year by the Compensation Committee and ratified by the Board of Directors. The Bonus Fund will be determined each year based on that year's performance to target.  If the consolidated operating profit is less than 80% of target, there will be no Bonus Fund.  The amount of the Bonus Fund will increase the closer the actual results are to target.  If results are above the operating profit target, the fund will increase correspondingly. The Bonus Fund will continue to be allocated by the Committee to the management group based on individual performance, operating segment performance, as well as overall Company performance.

In 1994, the shareholders approved the 1994 Omnibus Stock Plan (the Plan), which consolidates into a single plan provisions for the grant of stock options, other stock-based incentives, and the maintenance of an employee stock purchase program. The Plan replaced the 1982 Employee Stock Purchase Plan and the 1987 Incentive Stock Option Plan, under which no future grants will be made. Provisions of the Plan give the Committee broad discretion to fashion the terms of awards in order to provide Davey Tree's employees with stock-based incentives that are appropriate under the circumstances. This Plan expires at the shareholders' meeting in 2004, at which time the shareholders will be asked to adopt the 2004 Omnibus Stock Plan, which is explained in greater detail in this proxy statement.

By the Compensation Committee of the Board of Directors:  R. Cary Blair (Chairman), Russell R. Gifford, Douglas K. Hall, Willard R. Holland and Robert A. Stefanko.

Indebtedness of Management

The 2002 stock subscription offering resulted in the subscription of 836,007 common shares, whereby some employees opted to finance their subscriptions with a down payment of at least 10% of their total purchase price and a seven-year promissory note for the balance due, with the interest due at 4.75%.  Promissory note payments of both principal and interest are made either by payroll deduction or annual lump sum payment.  The promissory notes are collaterized with the common shares subscribed and the common shares are only issued when the related promissory note is paid-in-full.  Dividends are paid on all unissued subscribed shares.  The loans made pursuant to the subscription offering preceded the effective date and are, therefore, not subject to the prohibition of loans to company officers under the Sarbanes-Oxley Act of 2002.  In connection with the stock subscription offering, certain officers were indebted to the Company for the following amounts, representing the balance due on their promissory notes at December 31, 2003.

Officer	Total Subscription Shares	Largest Amount of Indebtedness (Excluding Interest) in 2003	Total Indebtedness Excluding Interest) at December 31, 2002
R. Douglas Cowan	25,000	$ 270,000	$ 236,586
Karl J. Warnke	30,000	324,000	283,903
David E. Adante	25,000	270,000	236,586
Howard D. Bowles	21,000	226,800	194,400
C. Kenneth Celmer	25,000	270,000	236,586
Bradley L. Comport	10,000	108,000	92,571
Dr. Roger C. Funk	10,000	108,000	89,385
Gordon L. Ober	20,833	224,996	192,854
Richard A. Ramsey	20,000	216,000	189,268

PROPOSAL

Adoption of The Davey Tree Expert Company 2004 Omnibus
Stock Plan

 Shareholders approved The Davey Tree Expert Company 1994 Omnibus Stock Plan at the 1994 Annual Meeting. The 1994 plan expires this year.  The Board of Directors has approved a new plan, The Davey Tree Expert Company 2004 Omnibus Stock Plan (the "New Plan"), to replace the 1994 plan.

The New Plan is essentially the same as the 1994 plan and continues the maintenance of the employee stock purchase program, as well as provisions for the grant of stock options and other stock-based incentives.  The Company also plans to continue to make matching contributions to employees under its 401KSOP and, from time to time, may consider future subscription offerings.  In addition, the New Plan expressly provides for the grant of awards that are conditioned upon the achievement of performance objectives, which is discussed in more detail below.

The following is a summary of the material features of the New Plan.  If a shareholder desires to review the New Plan in more detail, they may obtain a copy by sending a written request to the Secretary of the Company.

Purpose and Administration

The objective of the New Plan is to encourage continued employee ownership and to foster and promote the long-term growth and performance of the Company by enhancing the Company's ability to attract and retain qualified employees and directors and by motivating employees and directors through stock ownership and performance-based incentives. The New Plan is administered by the Compensation Committee of the Board of Directors (the "Committee") and will remain in effect for 10 years.  All employees and directors of the Company and its subsidiaries are eligible to participate in the New Plan.

Authority of Committee

The Committee has authority to:  grant awards, select the participants who will receive awards, determine the terms, conditions, and restrictions applicable to the awards, determine how the exercise price is to be paid, modify or replace outstanding awards within the limits of the New Plan, accelerate the date on which awards become exercisable, waive the restrictions and conditions applicable to awards, and establish rules governing the New Plan.

The New Plan does not generally establish limits on the exercise price of awards, earn-out or vesting periods, or termination provisions in the event of termination of employment.  Instead, the Committee is given the broad authority to establish these terms in order best to achieve the purpose of the New Plan.

The Committee will be constituted in a manner that is consistent with the standards for "Non-Employee Director" set forth in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and the definition of "compensation committee" set forth in Treasury Regulations promulgated under Section 162 of the Internal Revenue Code of 1986, as amended (the "Code").  Rule 16b-3 relates to the trading of stock by insiders, and Section 162 relates to a $1 million deductibility limit, which is discussed in more detail below.

Number of Common Shares

The New Plan provides for the grant of 5.0% of the number of common shares outstanding as of the first day of each fiscal year plus the number of common shares that were available for grant of awards, but not granted, in prior years.  In no event, however, may the number of common shares available for the grant of awards in any fiscal year exceed 8.0% of the common shares outstanding as of the first day of that fiscal year.  The maximum number of common shares that may be subject to awards granted to any particular employee in any year is 100,000, and the maximum number of common shares that may be granted to or purchased by all employees and directors under this Plan is 5,000,000.

Common shares subject to an award that is forfeited, terminated, or canceled without having been exercised (other than shares subject to a stock option that is canceled upon the exercise of a related stock appreciation right) are generally added back to the number of shares available for grant under the New Plan.

In the event of a recapitalization, stock dividend, stock split, distribution to shareholders (other than normal cash dividends), or similar transaction, the Committee will adjust the number and class of shares that may be issued under the New Plan or to any participant and the number and class of shares, and the exercise price, applicable to outstanding awards.

Types of Awards

In addition to the maintenance of an employee stock purchase program, the New Plan provides for the grant of stock options (incentive stock options or "non-qualified" stock options), restricted stock, stock appreciation rights, stock purchase rights, stock equivalent units, cash awards, and other stock or performance-based incentives.  These awards are payable in cash or common shares, or any combination thereof, as established by the Committee.

The New Plan provides that awards may, in the discretion of the Committee, be subject to conditions established by the Committee, including future service with the Company or the achievement of specific performance objectives.  These performance objectives may be based on any of the following business criteria, either alone or in any combination, and on either a consolidated or business unit level:  return on net assets, return on equity, return on invested capital, total shareholder return, equity valuation, economic value added, completion of acquisitions, product and market development, technology development, inventory management, working capital management, customer satisfaction, sales, revenue, operating income, cash flow, net income, earnings per share, and other GAAP and non-GAAP measures of financial performance, including earnings before interest and taxes, earnings before interest, taxes, depreciation, and amortization, and similar measures. These business criteria may be clarified by reasonable definitions adopted from time to time by the Committee, which may include or exclude any or all of the following items as the Committee may specify:  extraordinary, unusual or nonrecurring items, effects of accounting changes, effects of currency fluctuations, effects of financing activities, expenses for restructuring or productivity initiatives, nonoperating items, acquisition expenses, and effects of acquisitions, divestitures, or reorganizations.

Section 162(m) of the Code allows a corporation to take a tax deduction in excess of $1 million per year for compensation paid to certain executive officers.  These executives are the Chief Executive Officer and the four other executive officers whose compensation is disclosed in the proxy statement.  Compensation that is contingent on the attainment of performance objectives is excluded from the $1 million limit and is therefore deductible without regard to that limit.  Although it is possible that the attainment of performance objectives may, in the future, technically enable the Company to deduct compensation in excess of this limit, the Company does not expect or anticipate, in the foreseeable future, to pay to executive officers compensation that is anywhere near the limit.

Grant of Awards

Awards may be granted singularly or in combination or tandem with other awards.  Awards may also be granted in replacement of other awards granted by the Company.  If a participant pays all or part of the exercise price or taxes associated with an award by the transfer of common shares or the surrender of all or part of an award (including the award being exercised), the Committee may, in its discretion, grant a new award to replace the common shares or award that were transferred or surrendered.  The Company may also assume awards granted by an organization acquired by the Company or may grant awards in replacement of any such awards.

While future awards, if any, to be granted under the new Plan are yet to be determined, payments of common shares made during 2003 to R. Douglas Cowan, Karl. J. Warnke, David E. Adante, C. Kenneth Celmer, and Howard D. Bowles are shown in footnote 1 to the Summary Compensation Table set forth on page.  Stock option grants to these executive officers during 2003 are shown under the heading "Options Granted in the Last Fiscal Year" on page 11.  In 2003, awards granted to all executive officers (including those named above) as a group, all directors who are not executive officers as a group, and all employees other than executive officers were 230,000, 8,000, and 282,500, respectively.

The Committee is now considering the adoption of a new compensation program for executive officers that would include the grant of performance restricted stock units.  Some of these grants would be contingent upon the achievement of performance objectives and, for that reason, would only be granted to the extent they are earned by the executive officers.  The Com-

mittee has not, however, adopted the rules that will establish the precise terms of these grants.  If the Committee does adopt these rules, the grants would be made under the 2004 Omnibus Stock Plan, if it is approved by shareholders.

Payment of Exercise Price

The exercise price of a stock option (other than an incentive stock option), director option, stock purchase right, and any other stock award for which the Committee has established an exercise price may be paid in cash, by the transfer of common shares, by the surrender of all or part of an award (including the award being exercised), or by a combination of these methods, as and to the extent permitted by the Committee. The exercise price of an incentive stock option may be paid in cash, by the transfer of common shares, or by a combination of these methods, as and to the extent permitted by the Committee at the time of grant, but may not be paid by the surrender of an award.

Taxes Associated with Awards

Prior to the payment of an award, the Company may withhold, or require a participant to remit to the Company, an amount sufficient to pay any Federal, state, and local taxes associated with the award.  The Committee may permit participants to pay the taxes associated with an award (other than an incentive stock option) in cash, by the transfer of common shares, by the surrender of all or part of an award (including the award being exercised), or by a combination of these methods.

Termination of Awards

The Committee may cancel any awards if the participant, without the Company's prior written consent, (i)  renders services for an organization, or engages in a business, that is, in the judgment of the Committee, in competition with the Company or (ii) discloses to anyone outside of the Company, or uses for any purpose other than the Company's business, any confidential information or material relating to the Company.

Change in Control

In the event of a change in control of the Company, as defined in the New Plan, unless the Board of Directors determines otherwise, (i) all outstanding stock options, stock appreciation rights, and stock purchase rights become fully exercisable, (ii) all restrictions and conditions applicable to restricted stock and other awards exercisable for common shares will be deemed to have been satisfied, and (iii) all cash awards will be deemed to have been fully earned. Any such determination by the Board of Directors that is made after the occurrence of the change in control will not be effective unless a majority of the directors then in office are "continuing directors" and the determination is approved by a majority of the "continuing directors." For this purpose, "continuing directors" are directors who were in office prior to the change in control or were recommended or elected to succeed "continuing directors" by a majority of the "continuing directors" then in office.

Nonassignability of Awards

Unless the Committee otherwise determines, no award granted under the New Plan may be transferred or assigned except by will, pursuant to the laws of descent and distribution, or pursuant to a qualified domestic relations order.  The New Plan also provides that, unless the Committee otherwise determines, an award may be exercised during the holder's lifetime, only by the holder or by the holder's guardian or legal representative.  No incentive stock option or rights under certain employee stock purchase plans, however, may be transferred or assigned pursuant to a qualified domestic relations order or exercised, during the participant's lifetime, by the participant's guardian or legal representative.

Amendment, Effective Date, and Termination of the New Plan

The Board of Directors may amend, suspend, or terminate the New Plan at any time. Shareholder approval for any such amendment will be required only to the extent necessary to preserve the exemption provided by Rule 16b-3 for this Plan and Awards granted under this Plan, required by applicable law, or required to comply with the rules of any exchange or market on which the common shares may be listed or traded.

Federal Income Tax Consequences of Awards

The following is a brief general discussion of the anticipated income tax treatment, under current provisions of the Code, of the grant and exercise of awards to the Company and the participants.

Incentive Stock Options.  In general, an employee will not recognize taxable income at the time an incentive stock option is granted or exercised, and the Company will not be entitled to a deduction, so long as a minimum employment requirement is satisfied. However, the excess of the fair market value of the common shares acquired upon exercise over the exercise price is potentially subject to the alternative minimum tax. If the employment requirement is not satisfied, the income tax treatment will be the same as that for a non-qualified stock option, described below. Upon disposition of the common shares acquired upon exercise, capital gain or capital loss will be recognized in an amount equal to the difference between the sale price and the exercise price, so long as minimum holding period requirements are satisfied. If the holding period requirements are not satisfied, the employee will recognize ordinary income, and the Company will be entitled to a corresponding deduction, to the extent of the difference between the exercise price and the lesser of the fair market value of the common shares on the date the option is exercised or the amount realized in the disposition. Any remaining gain or loss is treated as a capital gain or capital loss.

Non-Qualified Stock Options.  In general, an employee will not recognize taxable income upon the grant of a stock option that does not qualify as an incentive stock option (a "non-qualified stock option"), and the Company will not be entitled to a deduction. Upon exercise, the employee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common shares acquired upon exercise, and the Company will be entitled to a corresponding deduction.  Upon disposition of the common shares, appreciation or depreciation after the date of exercise will be treated as either capital gain or capital loss.

Restricted Stock. Unless an employee makes an election under Section 83(b) of the Code, the employee will recognize no income, and the Company will be entitled to no deduction, at the time restricted stock is awarded to the employee. When the restrictions lapse or are otherwise removed, the employee will recognize compensation income equal to the excess of the fair market value of the restricted stock at that time over the amount, if any, paid by the employee for the restricted stock, and the Company will be entitled to a deduction in the same amount.  Dividends paid on restricted stock during any restriction period will, unless the employee has made an election under Section 83(b) of the Code, constitute compensation income, and the Company will be entitled to a deduction in the same amount.  Upon disposition of common shares after the restrictions lapse or are otherwise removed, any gain or loss realized by an employee will be treated as capital gain or loss.

If an employee makes an election under Section 83(b) of the Code, the employee will recognize compensation income equal to the excess of the fair market value of the common shares on the date of grant over the price paid for those common shares, and the Company will be entitled to a deduction in the same amount.  Dividends paid on the stock thereafter will be treated as dividends taxable to the employee and not deductible by the Company.

Stock Appreciation Rights and Stock Equivalent Units.  The grant of stock appreciation rights and stock equivalent units will have no immediate tax consequences to the Company or the employee receiving the grant. The amount received by the employee upon the exercise of the stock appreciation rights will be included in the employee's ordinary income in the taxable year in which the stock appreciation rights are exercised, and the Company will be entitled to a deduction in the same amount in that year.  In general, at the time the Company pays any amount to the employee with respect to the stock equivalent units, the employee will recognize compensation income equal to the amount of that payment, and the Company will be entitled to a deduction in that amount.

Stock Purchase Rights.  In general, the exercise of a stock purchase right under a stock purchase program that does not meet the requirements of Section 423 of the Code will be treated as the exercise of a non-qualified stock option for tax purposes, as described above.

In general, the exercise of a stock purchase right under a stock purchase program that does meet the requirements of Section 423 of the Code (a "Section 423 Right") will receive the same treatment as the exercise of an incentive stock option, described above, with the following differences.  If the employee disposes of the stock before minimum holding period requirements are satisfied, the amount of ordinary income recognized by the employee will be the difference between the fair market value of the stock at the time of exercise and the exercise price.  If, after minimum holding period requirements are satisfied, the employee disposes of stock received on exercise of a Section 423 Right at an exercise price of less than 100% of the fair market value of the stock at the time of grant, or dies at any time while holding such stock, the employee will recognize ordinary income in an amount equal to the lesser of the fair market value of the stock at the time of disposition (or the date of death) or the fair market value of the stock at the time of grant over the exercise price. Any additional gain or loss to the employee on a disposition of such stock will be capital, and the amount of any ordinary income will be added to basis for purposes of determining the amount of such gain or loss.

Vote Required to Approve the New Plan

The favorable vote of the holders of a majority of the common shares present in person or by proxy at the Annual Meeting is required to approve the New Plan.  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE NEW PLAN.

INDEPENDENT AUDITORS

The Company has engaged Ernst & Young LLP (Ernst & Young) as its independent auditors to act as the principal accountant to audit the Company's consolidated financial statements.

The Board of Directors and its Audit Committee participated in and approved the engagement of Ernst & Young.

Fees and Other Matters

Under the Audit Committee's charter (Appendix B to this proxy statement), the Committee is required to give advance approval of any nonaudit services to be performed by the independent auditors, provided that such services are not otherwise prohibited by law or regulation.  There is no de minimis exception to the Committee's preapproval procedures.  The Committee may delegate the responsibility for this approval to one or more of its members, so long as the members report any such approvals to the full Committee at its next meeting.  Such delegation procedures are presently in place.  In addition, the Committee has also set specific limits on the amount of such services which the Company would obtain from Ernst & Young and requires management to report the specific engagement to the Committee at its next meeting.

The aggregate fees billed to the Company for professional services rendered by Ernst & Young for 2003 and 2002 were:

Type of Fees                               2003                        2002

Audit fees                               $ 220,300                $ 185,000
Audit-related fees                        47,300                     27,200
Tax fees                                    219,100                   174,800
All other fees                                   -0-                           -0-

In the above table, "audit fees" are fees the Company paid Ernst & Young for professional services for the audit of the Company's consolidated financial statements included in Form 10-K and review of financial statements included in Forms 10-Q; "audit-related fees" are fees billed by Ernst & Young for audits of employee benefit financial statements and other assurance services; "tax fees" are for tax compliance, tax advice and tax planning; and "all other fees" are for fees billed by Ernst & Young to the Company for any services not included in the first three categories.

Ernst & Young has advised the Company that neither the firm nor any member of the firm has any direct or indirect financial interest, in any capacity, in the Company or any of its subsidiaries.

At the Annual Meeting

Representatives of Ernst & Young will have the opportunity to make a statement at the Annual Meeting and will be otherwise available to respond to appropriate questions from the shareholders.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has reviewed and discussed with management the audited consolidated financial statements of the Company.

The Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability of the Company's accounting principles, and such other matters as the Committee and the auditors are required to discuss under auditing standards generally accepted in the United States.  Additionally, the Committee discussed with the auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

Based on the foregoing reviews and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company's annual report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors:  Dr. Carol A. Cartwright, Russell R. Gifford (Chairman), Douglas K. Hall, James H. Miller and Robert A. Stefanko.

Audit Committee Charter

The Audit Committee Charter, as amended and restated by the Board of Directors, is attached hereto as Appendix B.

GENERAL

Voting at the Meeting

Shareholders of record at the close of business on April 3, 2004, (the "record date") are entitled to notice of and to vote at the meeting. On that date, a total of 8,654,073 of the Company's Common Shares were outstanding and entitled to vote. Each of the Company's Common Shares is entitled to one vote.

Each shareholder has the right to vote cumulatively if any shareholder gives notice in writing to the President, any Vice President or the Secretary of the Company at least 48 hours before the time set for the meeting and an announcement of the notice is made at the beginning of the meeting by the Chairman or the Secretary, or by or on behalf of the shareholder giving notice. If cumulative voting is in effect, shareholders will be entitled to cast a number of votes equal to the number of shares voting multiplied by the number of directors to be elected. A shareholder may cast all of these votes for one nominee or distribute them among several nominees, as that shareholder sees fit. If cumulative voting is in effect, shares represented by each properly signed proxy card will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named in the proxy card.

Under Ohio law, directors are elected by the votes of shareholders exercising a majority of the voting power of the Company present at a meeting at which a quorum is present, and proposals are adopted or approved by the vote of a specified percentage of the voting power of the Company. Abstentions and nonvotes are tabulated in determining the votes present at the meeting. Consequently, except as provided in the 401KSOP and ESOP Plan, an abstention or a nonvote has the same effect as a vote against a director nominee or a proposal, as each abstention or nonvote would be one less vote for a director nominee or a proposal.

If any of the nominees listed on page four becomes unable or declines to serve as a director, each properly signed proxy card will be voted for another person recommended by the Board of Directors. However, the Board of Directors has no reason to believe that this will occur.

Other than as presented in this proxy statement, the Board of Directors knows of no other matters that will be presented at the meeting. However, if other matters do properly come before the meeting, the person named in the proxy card will vote on these matters in accordance with their best judgment.

Shareholder Proposals and Communications

 Any shareholder who wishes to submit a proposal to be considered for inclusion in next year's Proxy Statement should send the proposal to the Company on or before December 20, 2004.  Additionally, a shareholder may submit a proposal for consideration at next year's Annual Meeting of Shareholders, but not for inclusion in next year's Proxy Statement, if that proposal is submitted on or before March 5, 2005.

The Company has established procedures to permit confidential communications by shareholders to the Board of Directors regarding the Company.  Shareholders may communicate directly with the Board of Directors by mail at the following address:  Mr. R. Douglas Cowan, Director, c/o Secretary, The Davey Tree Expert Company, Attn:  Shareholder Communications, 1500 North Mantua Street, Kent, OH  44240.

Expenses of Requesting Proxies

The Company will bear the expense of preparing, printing, and mailing this Notice and Proxy Statement. In addition to requesting proxies by mail, officers and regular employees of the Company may request proxies by telephone or in person. The Company will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. The Company will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

Annual Report

The Company's Annual Report to Shareholders, including financial statements for the year ended December 31, 2003, is being mailed to shareholders of record with this Proxy Statement.

                                                        For the Board of Directors,

                                                        DAVID E. ADANTE
                                                        Secretary

April 19, 2004

APPENDIX A

Charter for the Compensation Committee
of the Board of Directors

Function and Composition

The Compensation Committee (the "Committee") shall be appointed by the Board to discharge the Board's responsibilities relating to compensation policies and practices for the Company's officers and directors.

The Committee shall consist of no fewer than three members, all of whom meet the independence requirements established by the Board. Committee members shall be appointed annually by the Board on the recommendation of the Corporate Governance Committee.

Authority and Responsibilities

The Committee shall have overall responsibility for approving and evaluating plans, policies and other programs relating to the compensation of officers and directors.

The Committee shall have the authority to retain compensation consultants to assist the Committee in the evaluation of compensation plans for Company officers and directors. The Committee shall also have the authority to retain legal counsel, accounting and other professional advisors.

Annually, the Committee shall review compensation for directors and key executives, including that derived under incentive compensation plans and other equity-based compensation plans, and make recommendations to the Board. Also, the Committee shall review and approve annual base salary, annual incentive opportunity, long-term incentive opportunity, employment and severance agreements, change of control agreements and other supplemental benefits for the CEO or other key executives of the Company.

The Committee shall review at least annually the corporate goals and objectives relevant to CEO compensation. The Committee shall prepare an annual evaluation of the CEO in light of these goals and objectives, as they relate to CEO compensation. This evaluation shall be used to recommend the CEO's salary and incentive opportunity for the following year. Committee recommendations will consider peer rankings and past awards as well as current performance criteria.

Structure and Operations

The Board, with the recommendation of the Corporate Governance Committee, shall designate one member of the Committee as Chairman. The Committee shall meet at least two times per year at a time and place determined by the Committee Chairman. Additional meetings in person or telephonically may occur with the consent of the Committee members.

Reports

The Committee shall prepare an annual report on executive compensation that is required in the Company's proxy statement and other documents filed with state or federal regulatory agencies.

The Committee shall prepare a summary report of pertinent actions taken at each Committee meeting, which shall be presented to the Board at the next Board meeting following the Committee meeting by the Chairman or designee, who will ask the Board for approving actions as required by rules of governance.

The Committee shall conduct an annual self-evaluation to compare its performance with the duties and responsibilities outlined in its charter, placing on its own agenda any issues for improved performance and recommending to the Board any necessary or desirable changed to its Charter.

Adopted by the Board of Directors
March 11, 2003

APPENDIX B

Charter for the Audit Committee of the Board of Directors

Function and Composition

The Audit Committee ("Committee") shall be appointed by the Board and function to assist the Board of Directors ("Board") in its oversight responsibility to the shareholders, potential shareholders and others relating to: the integrity of the Company's financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company's internal and independent auditors; the independent auditors qualifications and independence; and, the Company's compliance with ethics policies and legal and regulatory requirements. In doing so, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, internal audit, and financial management of the Company.

The Committee will consist of a minimum of three independent directors, all financially literate, at least one experienced in finance or accounting, who are independent of the management of the Company and are free from any relationship that, as determined by the Board, would interfere with their exercise of independent judgment.

Meetings

The Committee shall meet on a regular basis as set by the Board or the Committee and, at least annually, meet separately with management, internal audit, and independent auditors, and as a Committee to discuss any matters that the Committee or each of these groups believe should be discussed privately.

Outside Auditors, Outside Counsel and Advisors

The Company's outside auditors are accountable to the Board and the Committee. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors. In fulfilling its responsibilities, the Committee has the authority to engage any outside counsel and advisors as considered necessary.

Specific Duties

Appointment of Outside Auditors--Recommend to the Board annually the selection, retention or termination of the Company's independent auditors. In doing so, evaluate the qualifications and performance of the independent auditors, including but not limited to (a) the resumes of key personnel, (b) a description of the quality control procedures the firm has established and (c) a report from the firm describing any material issues raised by the most recent quality control review of the firm and describing the steps the firm has taken to deal with any related problems.

Review Independence of Outside Auditors--In connection with recommending the firm to be retained as the Company's outside auditors, review the information provided by management and the outside auditors relating to the independence of the firm including, among other things, information related to the permitted nonaudit services provided and expected to be provided by the outside auditors. The Committee is responsible for (a) ensuring that the outside auditors submit at least annually a formal written statement delineating all relationships they have with the Company, consistent with Independence Standards Board Standard No. 1, (b) reviewing any disclosed relationship or service that may impact the objectivity and independence of the outside auditors, and (c) recommending that the Board take appropriate action in response to the outside auditors' report to satisfy itself of the outside auditors' independence.

Outside Auditors Compensation--Preapprove all audit and permitted nonaudit services, including fees and terms, to be performed by the independent auditors, or, if responsibility for preapproval has been delegated to less than the full Committee, review and ratify preapproved audit and permitted nonaudit services.

Review of Audit Plan--Review with the independent auditors and the Company's financial management the scope and thoroughness of proposed audits and audit procedures, including the costs associated therewith, and at the conclusion thereof review the actual audit, including comments or recommendations of the independent auditors.

Review Audit Results--At the completion of the annual audit, review with management, internal audit and the independent auditors the following:

     -     The annual financial statements and financial information to be included in the Company's annual report to shareholders and on Form 10-K.

     -     Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

     -     Significant changes to the audit plan, if any.

     -     Review with management and the independent auditors significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss and receive written communications from the independent auditors regarding their judgment about the quality, not just the acceptability, of the accounting principles used in financial reporting. Receive from the independent auditors other communications as required to be communicated by Statement of
            Auditing Standards No. 61, as amended, relating to the conduct of the audit.

     -     After preparation by management and review by the independent auditors and internal audit, the
           Committee shall review and approve the Statement of Management's Responsibilities to be included in the Company's annual report to shareholders.

     -     If deemed appropriate after review, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

     -    The Committee will prepare and recommend to the Board the inclusion in the Company's annual proxy statement a report of the Committee.

Interim Quarterly Financial Statements--Review the interim financial statements and disclosures with management prior to the filing of the Company's Quarterly Report on Form 10-Q. Have a predetermined arrangement with management and the independent auditors to review the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Chairman of the Committee may represent the entire Committee for the purposes of the review.

System of Internal Accounting Controls--Review with management, internal and independent auditors, the adequacy and effectiveness of the accounting and financial controls and other internal controls of the Company and elicit any recommendations for the improvement of such internal control procedures. Obtain annually from the independent auditors their report as to internal accounting controls and the absence of any material weaknesses in controls.

Review Internal Audit Plans and Reports--Review the annual internal audit plan of the Company and the performance and work of internal audit.

Other Matters

Review Company adherence to its written code of ethics. Receive an oral report(s), at least annually, from the Company's management concerning legal and regulatory matters that may have a material impact on the financial statements or the Company's compliance policies.

Annual Review of Charter

The Committee will review and reassess, with the assistance of management, the outside auditors and legal counsel, the adequacy of the Committee's charter at least annually. This process will include the recognition of evolving best practices.

Revised and approved by the Board of Directors
March 11, 2003

APPENDIX C

Charter for the Corporate Governance Committee
of the Board of Directors

Function and Composition

The Corporate Governance Committee is appointed by the Board of Directors to consider and make recommendations to the Board of Directors concerning the Board's appropriate size and composition, its committee structure, its governance guidelines, and its meeting agendas.

Membership

The Committee shall consist of three or more directors, the majority of whom shall be independent of the management of the Company.

Authority and Responsibility

The Committee shall be responsible for working with the Chairman and CEO to develop, for Board approval:

-     criteria for Board candidacy (requisite skills, attributes, experience);
-     a roster of potential candidates for Board membership;
-     Specific nominees for open positions on the Board;
-     director retirement policies;
-     the kind, size and composition of Board committees, including recommended committee chairs;
-     recommendations on the structure and focus of Board meetings, with special attention to issues of governance and leadership.

Structure and Operations

The Board, with the recommendation of the Committee, shall designate one member of the Committee as Chairman. The Committee shall meet at least two times per year at a time and place determined by the Committee Chairman. Additional meetings in person or telephonically may occur with consent of the Committee members.

Reports

The Committee shall prepare a summary report of pertinent actions taken at each Committee meeting, which shall be presented to the Board at the next Board meeting by the Chairman or designee for information or approving action when required.

The Committee shall conduct an annual evaluation of the Committee to compare its performance with the requirements of the Charter and will set forth agenda items for improvement of Committee performance for the coming year. The Committee shall also recommend to the Board any changes in this Charter deemed necessary or desirable.

Adopted by the Board of Directors
March 11, 2003

The Davey Tree Expert Company
2004 Annual Meeting of Shareholders

1989 Front Street
Cuyahoga Falls, OH  44221
Phone 330.929.3000   Fax 330.929.3031

May 18, 2004 at 5:00 p.m. EST

From Downtown Cleveland and Points West:

Take I-77 South to the Ohio Turnpike. Follow the signs to I-80/Turnpike East to Exit #180 Route 8. Take Route 8 South to the Broad Boulevard Exit. Turn right at the end of the ramp, then left onto Front Street. Free parking is available on both sides of Front Street.

From Cleveland's East Side:

Take I-271 South to Route 8. Take Route 8 South to the Broad Boulevard Exit.  Turn right at the end of the ramp, then left onto Front Street. Free parking is available on both sides of Front Street

From Canton and Southeast Points:

Take I-77 North to Route 8 North. Exit at Broad Boulevard, turning left at the end of the ramp. Turn left again at the second light. The hotel is on the left.  Free parking is available on both sides of Front Street.

From Columbus:

During construction due to end in 2005, you must follow these directions:

Take 71 North to Rt. 76/Rt. 224 East. Follow about 20 miles and look for the signs "277/244 East/Canton" (disregard the 76 East route at this point). Follow Rt. 77 to Exit #4A & B, Canton/Akron. Exit #4B 77 North to Akron "exit only." Within the next mile, stay in the left lane as it will become Route 8 North.  (Disregard the Rt. 77 signs at this point) Signs will say Exit 125A, Rt. 8 North. Just stay in the left lane, there is not an "exit." About 6-8 miles you will exit at Broad Blvd. (next exit past Gorge Blvd. and then Howe Road exits.) Make a left onto Broad Blvd. Turn left onto Front St. The Sheraton is located on the left at the corner of Broad Blvd. and Front St. Free parking is available on both sides of Front Street.

                           YOUR VOTE IS IMPORTANT.

                       PLEASE SIGN, DATE AND RETURN
                                       YOUR PROXY.

THE DAVEY TREE EXPERT COMPANY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2004

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS, WHICH RECOMMENDS THAT YOU VOTE FOR THE NOMINEES LISTED AND FOR THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION.

At the Annual Meeting of Shareholders to be held May 18, 2004, and at any adjournment, David E. Adante, Howard D. Bowles, C. Kenneth Celmer, Roger C. Funk, Fred W. Johnson, Steven A. Marshall and Richard A. Ramsey, and each of them, with full power of substitution in each, are hereby authorized to represent me and to vote my shares on the following:

                                                                  Date

                                           Please sign here

                                 Joint Owner, if any sign here

1.   Elect two Directors to the class to serve for a three-year term of office expiring at the Corporation's 2007 Annual Meeting of  Shareholders.  The nominees of the Board of Directors
      are: R. Cary Blair and Douglas K. Hall.

(Instruction: On the line below, write the name of any nominee or nominees for whom authority to vote is withheld. This proxy cannot be voted for a greater number of persons than the number of nominees named.)

 Unless otherwise specified above, this Proxy will be voted for the nominees listed in Item 1.

2.   To approve the 2004 Omnibus Stock Plan.

           __  For                __  Against                 __  Abstain

 Unless otherwise specified above, this Proxy will be voted for the proposal described in Item 2.

3.   Any other matter that may properly come before the meeting.

Please date and sign this Proxy exactly as your name appears on this card.  If the address on this Proxy is incorrect, please note your correct address.

__ Please check this box if you plan to attend the Annual
     Meeting of Shareholders.

  Detach above card, sign, date and mail in postage paid envelope provided.

THE DAVEY TREE EXPERT COMPANY

PLEASE ACT PROMPTLY
SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

THE DAVEY TREE EXPERT COMPANY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2004

This voting instruction is solicited by Reliance Trust Co. (the "Trustee") as trustee of The Davey 401KSOP and ESOP (the "Plan").

To Reliance Trust Co., Trustee of The Davey 401KSOP and ESOP: As a participant, and a named fiduciary in the Plan, I hereby direct the Trustee to vote in person or by proxy at the Annual Meeting of Shareholders to be held May 18, 2004, and at any adjournment, as shown below.

The Board of Directors recommends that you vote for the nominees listed in Item 1 and for the proposal listed in Item 2.

1.   Elect two Directors to the class to serve for a three-year term of office expiring at the Corporation's 2007 Annual Meeting of
      Shareholders. The nominees of the Board of Directors are:
      R. Cary Blair and Douglas K. Hall.

(Instruction:  On the line below, write the name of any nominee or nominees for whom authority to vote is withheld.  This voting instruction cannot be voted for a greater number of persons than the number of nominees named.)

Unless otherwise specified above, the Trustee will vote the shares specified below for the nominees listed in Item 1.

2.   To approve the 2004 Omnibus Stock Plan.

           __  For                __  Against                 __  Abstain

3.   Any other matter that may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES LISTED AND FOR THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION.

(Instruction:  Check one or both boxes)

__ I direct the Trustee to vote the shares allocated to my account as of the record date in accordance with this voting instruction card.

__ I direct the Trustee to vote the proportionate number of
      "nondirected" shares (shares allocated to other participants in the Plan for which the Trustee does not receive voting
      instructions) for which I may give voting instructions under the terms of the Plan in accordance with this voting instruction card.

If you do not complete and return this card, your shares will be voted, as provided in the Plan, proportionately in accordance with directions received from other participants in the Plan. If you wish to vote the nondirected shares differently from the shares allocated to your account, you may do so by requesting a separate voting instruction card from the Trustee at Reliance Trust Co., Attn:  Brenda Edgar, 3384 Peachtree Road NE, Suite 900, Atlanta, GA  30326.

                                                                  Date

                                          Please sign here

 Please date and sign this Instruction Card exactly as your name appears on this card.

__ Please check this box if you plan to attend the Annual Meeting of
      Shareholders.

  Detach above card, sign, date and mail in postage paid envelope provided.

THE DAVEY TREE EXPERT COMPANY

                                                            PLEASE ACT PROMPTLY
                                   SIGN, DATE AND MAIL YOUR PROXY CARD TODAY